                                        Exhibit 3(ii)
RESOLUTIONS OF THE
BOARD OF DIRECTORS OF
GUARANTY FEDERAL BANCSHARES, INC.

OCTOBER 16, 2003

The meeting of the board of directors of Guaranty Federal Bancshares, Inc. a Corporation was held at the office of Guaranty Bank, 1341 West Battlefield, Springfield, Missouri, on the 16th day of October, 2003.

WHEREAS, the Board has been advised that the Fiscal Year; Annual Audit shall be amended to a calendar year end.

THEREFORE, BE IT RESOLVED that the bylaws of the Corporation be amended to read as follows:

ARTICLE VIII

Fiscal Year; Annual Audit

The fiscal year of the Corporation shall end on the last day of December of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors.

The undersigned, Secretary of the Bank, does hereby certify that the foregoing is a true and correct copy of an extract of the minutes of a meeting of the Board of Directors held on October 16, 2003, a quorum being present, at which meeting the foregoing resolution was approved by at least a majority vote.

                   /s/ E. Lorene Thomas
                   Secretary